Exhibit 10.1

January 9, 2026

Christi Shaw
via email to [...***...]

Re: Employment Terms

Dear Christi:

Kyverna Therapeutics, Inc. (the “Company”) is pleased to offer you employment beginning on January 12, 2026 (the “Start Date”); provided, however, if your employment does not commence on the Start Date, this letter shall be null and void and without force or effect.

Position

Your position will be Executive Chairperson of the Company’s Board of Directors (the “Board”) with responsibilities, duties, and authority as usual and customary for such position, reporting to the Board. You will be expected to dedicate three days per week in this role and will work on a hybrid (remote and Company office) basis. The Board may change your position, duties, and work location from time to time in its discretion, subject to the severance protections outlined below. Your employment with the Company as Executive Chairperson is expected to be for an initial term of approximately one year from the Start Date, and will be re-evaluated by the Board around the one-year anniversary of the Start Date.

Compensation and Benefits

Your initial base salary will be paid at the rate of $400,000 per year, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule (“Base Salary”). The Compensation Committee of the Board (the “Compensation Committee”) shall review your Base Salary not less than annually.

Benefits

During your employment, you will be eligible to participate in the benefits plans offered to similarly situated employees of the Company, subject to the terms of the applicable plan and generally applicable Company policies.

Currently, the Company has a flexible vacation policy for exempt employees. Vacation hours are not allotted or accrued, and there is no “unused” vacation time to be carried over from one year to the next nor paid out upon termination. Vacation time off can be taken as needed. The Company also provides pre-set paid holidays each year.

Kyverna Therapeutics, Inc.	5980 Horton Street, Suite 550 Emeryville, CA 94608	hello@kyvernatx.com kyvernatx.com

A full description of current benefits is available for your review. The Company may change compensation and benefits from time to time in its discretion, subject to the severance protections outlined below.

The Company will reimburse all reasonable business expenses that are documented by you and incurred in the ordinary course of business in accordance with the Company’s standard policies and procedures.

Equity

As soon as practicable following your Start Date, the Company will grant you (i) a stock option to purchase 185,000 shares of the Company’s common stock (the “Common Stock”), with an exercise price equal to the closing price of the Company’s common stock on the date of grant (the “Option”), (ii) restricted stock units (the “RSUs”) for 30,000 shares of Common Stock, and (iii) performance restricted stock units (the “PRSUs”) for such number of shares of Common Stock as is equal to $200,000 divided by the per share Fair Market Value (as defined in the Company’s 2024 Equity Incentive Plan (the “Plan”)) as of the date of grant (or if the date of grant is not a trading day, the immediately preceding trading day). The Option, the RSUs and the PRSUs will be granted pursuant to, and governed by, the Plan and the standard forms of option agreement and restricted stock award agreement used pursuant to the Plan. The Option will vest with respect to 25% of the Option shares on the 12‐month anniversary of your Start Date, and as to the balance in equal monthly installments over the next 36 months, subject to your Continuous Service (as defined in the Plan) as of each such date but with the vesting acceleration set forth in the Vesting Upon a Change in Control section below. The RSUs will vest with respect to 25% of the RSU shares on the 1-year anniversary of your Start Date, and as to the balance in equal annual installments of 25% over the next 3 years, subject to your Continuous Service (as defined in the Plan) as of each such date but with the vesting acceleration set forth in the Vesting Upon a Change in Control section below. The PRSUs will vest as set forth in the PRSU award agreement governing the PRSUs, subject to your Continuous Service (as defined in the Plan) as of each applicable vesting date but with the vesting acceleration set forth in the Vesting Upon a Change in Control section below.

The compensation to be provided to you pursuant to this letter is in lieu of any compensation you would be entitled receive as a member of the Board under the Company’s Restated Non-Employee Director Compensation Program, as may be amended or restated from time to time (the “Non-Employee Director Compensation Program”). By signing this letter, you acknowledge and agree that, commencing on the Start Date and so long as you are employed by the Company, you shall not be entitled to receive any compensation pursuant to the Non-Employee Director Compensation Program. Following cessation of your employment with the Company, if you remain a member of the Board, you shall again become eligible to receive compensation under the Non-Employee Director Compensation Policy; provided that until such time as the Option and the RSUs have either vested in full or ceased vesting, you shall only be entitled to receive cash retainers for your service on the Board under the Non-Employee Director Compensation Policy and shall not be entitled to receive any equity awards under the Non-Employee Director Compensation Policy until such time as the Option and the RSUs have vested in full or ceased vesting.

Confidential Information and Company Policies

As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you must sign and comply with the Employee Confidential Information and Inventions Assignment Agreement in the form attached hereto as Exhibit A, which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

By signing this letter, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of any former or other employer that are not generally available to the public, unless you have obtained express written authorization from such former or other employer for their possession and use. You also agree to honor all obligations to former and other employers during your employment with the Company.

At‐Will Employment and Exempt Status

Your employment with the Company will be “at‐will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at‐will status can only be modified in a written agreement signed by you and by an officer of the Company. You agree that, unless you and the Company agree otherwise, the termination of your employment shall be treated as your resignation from all positions you hold with the Company and its affiliates, and you agree to execute any letter of resignation consistent with the foregoing that the Company reasonably requests.

Termination of Employment

If, at any time, the Company terminates your employment for any reason, if you resign for any reason, or your employment terminates as a result of your death or disability, you will receive your Base Salary accrued through the last day of your employment. Under these circumstances, you will not be entitled to any other form of compensation from the Company, including severance benefits, and the Option, the RSUs and the PRSUs will only continue to vest to the extent that you remain on the Board as its Chairperson or Vice Chairperson upon and following the termination of your employment. Otherwise, the Option, the RSUs and the PRSUs will cease vesting upon the termination of your employment.

Vesting Upon a Change in Control

If a Change in Control (as defined in the Plan) occurs during the term of your employment, any service-based vesting requirements with respect to your then outstanding Company stock options, restricted stock awards, RSU awards and PRSUs, if any, shall be deemed fully satisfied and any performance-based vesting requirements with respect to such options and awards, if any and as applicable, shall be deemed satisfied at target.

Section 409A

The payments and benefits under this Agreement are intended to qualify for exemptions from the application of Section 409A of the Internal Revenue Code (“Section 409A”), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A to the extent necessary to avoid adverse taxation under Section 409A. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (as defined under Treasury Regulation Section 1.409A‐1(h), without regard to any alternative definition thereunder, a “Separation from Service”). Your right to receive any installment payments will be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A, and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then, to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (a) the expiration of the six‐month period measured from the date of Separation from Service, (b) the date of your death or (c) such earlier date as permitted under Section 409A without the imposition of adverse taxation. With respect to reimbursements or in‐kind benefits provided hereunder (or otherwise) that are not exempt from Section 409A, the following rules shall apply: (x) the amount of expenses eligible for reimbursement, or in‐kind benefits provided, during any one taxable year shall not affect the expenses eligible for reimbursement, or in‐kind benefit to be provided in any other taxable year, (y) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of the taxable year following the taxable year in which the expense was incurred, and (z) the right to reimbursement or in‐kind benefits shall not be subject to liquidation or exchange for another benefit.

Dispute Resolution and Complete Agreement

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

This letter agreement shall be governed, construed, interpreted, and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of California, without giving effect to any principles of conflicts of law, whether of the State of California or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction.

This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered and executed via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes and may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.

[Signature page follows]

Please sign and date this letter, and the Employee Confidential Information and Inventions Assignment Agreement and return them to me by 5:00 p.m. Pacific time on January 11, 2026, if you wish to accept employment at the Company under the terms described above.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Beth Seidenberg, M.D.________________________________
Beth Seidenberg, M.D.
Chairperson of the Compensation Committee of the Board of Directors

Understood and Accepted:

/s/ Christi Shaw Christi Shaw	1/10/2025 Date